EXHIBIT 10.2

[FORM OF EC NON-CEO CHANGE IN CONTROL AGREEMENT]

[INSERT NAME]
[INSERT ADDRESS]

Re: Change in Control Agreement

Dear [INSERT FIRST NAME]:

        Boston Scientific Corporation (the “Company”) considers it essential and in the best interests of its stockholders to foster the continuous employment of key management personnel. Further, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change in control exists, and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

        The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company.

        In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (this “Agreement”) in the event your employment with any member of the Company Group is terminated subsequent to a Change in Control (as defined herein) under the circumstances described below.

1.Term of the Agreement. The Term of this Agreement shall commence on [●], 2025 (the “Effective Date”) and shall continue in effect through the third anniversary of the Effective Date (the “Initial Term”). The Initial Term shall be automatically renewed for successive one-year terms (each, a “Renewal Term”) unless at least 60 days prior to the expiration of the Initial Term or any Renewal Term, you or the Company notifies the other party in writing that you or the Company is electing to terminate this Agreement at the expiration of the then-current Term. “Term” shall mean the Initial Term and any Renewal Terms. For the avoidance of doubt, Sections 2, 3, 4, 5 and 6 of this Agreement shall only be applicable if a Change in Control occurs during the Term.

2.Termination Following a Change in Control. If a Change in Control occurs at any time during the Term, you will be entitled to the benefits provided in Section 3 and 4 hereof upon the subsequent termination of your employment by any member of the Company Group without Cause (as defined herein) or by you for Good Reason (as defined herein) during the two-year period following such Change in Control (the “Covered Period”). For the avoidance of doubt, the obligations under this Section 2 and Sections 3 and 4 shall continue if your Date of Termination occurs within the Covered Period after a Change in Control so long as the Change in Control occurs during the Term, even if the Term ends prior to any payment date. Any purported termination of your employment by any member of the Company Group or by you shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 8 hereof. For purposes of this Agreement, (i) references to termination of employment mean a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations) from any member of the Company Group, and (ii) a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision or provisions in this Agreement relied upon and shall set forth in general terms the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

    3.    Compensation Upon Termination.

(a)Termination Benefits. If your employment by any member of the Company Group is terminated during the Covered Period by any member of the Company Group without Cause or by you for Good Reason (excluding any transfer of service from one member of the Company Group to another member of the Company Group), then you shall be entitled to the following benefits:

(i)    Accrued Obligations. The Company shall, or shall cause a member of the Company Group to, pay you in cash (i) the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment for all unused vacation time which you may have accrued as of the Date of Termination, (ii) the amount of any earned but unpaid annual bonus as of the Date of Termination, pursuant to the terms and conditions of the annual bonus plan applicable to you at the time of the Notice of Termination, (iii) reimbursement of any business expenses incurred by you prior to the Date of Terimination and (iv) any vested amounts due to you under any plan, program or policy of the Company Group.

(ii)    Severance Benefits.

(1)    Severance Payments. The Company shall, or shall cause a member of the Company Group to, pay you in a cash lump sum, an amount (the “Severance Payment”) equal to two times the sum of (A) your base salary on the Date of Termination (without giving effect to any salary reductions which satisfy the definition of “Good Reason”) and (B) the greater of (x) the most recent bonus paid to you (which shall be deemed to be the sum of (I) the annual cash bonus amount most recently paid to you and (II) the grant date fair value of any equity awards granted to you in lieu of annual bonus compensation within the immediately preceding year) and (y) your target bonus in effect for the year in which the Change in Control occurred (calculated assuming that all performance targets have been or will be achieved), less applicable taxes and authorized deductions. The Severance Payment shall be in lieu of any other severance payments which you are entitled to receive under any other severance pay plan or arrangement sponsored by any member of the Company Group.

(2) Timing of Payment. Subject to Section 10, the Company shall, or shall cause a member of the Company Group to, pay the amounts due to you under this Section 3(a)(ii)(2) on the 60th day following the Date of Termination, provided that you execute, and do not revoke, a Release Agreement in the form attached as Exhibit A hereto (the “Release”).

    (iii)    Benefit Continuation. Subject to your compliance with the restrictive covenants described in Section 6 and to the extent permitted under applicable law and Company Group plans, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period (as hereinafter defined) in the medical, dental, health and life benefit plans and arrangements applicable to you immediately prior to your termination of employment on the same terms and conditions in effect for you and your dependents immediately prior to such termination, and the Company shall, or shall cause a member of the Company Group to, bear the cost of any COBRA premiums; provided that you timely elect continued coverage under COBRA, if applicable, and provided further that the provision of such benefits in each calendar year during the Benefit Continuation Period does not affect the provision of such benefits in any other calendar year during the Benefit Continuation Period. If the Company Group is unable to continue to provide you and your eligible dependents coverage under its group health plans, then an amount equal to each remaining Company Group subsidy described in the preceding sentence shall thereafter be paid to you in substantially equal monthly installments over the Benefit Continuation Period (or remaining portion thereof). For purposes of this Section 3(a)(iii), “Benefit Continuation Period” means the period beginning on the Date of Termination and ending on the earlier to occur of (i) the second anniversary of the Date of Termination and (ii) the date that you and your dependents are eligible for coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to you and your dependents. The right to participate in the benefit plans under this Section 3(a)(iii) is not subject to liquidation or exchange for any other benefit. To the extent that you are not eligible to receive benefits pursuant to COBRA because you are not a United States person (and, for the avoidance of doubt, not because you failed to timely elect COBRA), the Company shall, or shall cause a member of the Company Group to, provide you with substantially equivalent benefits or an amount equal to the Company Group’s cost of providing such benefits to other similarly situated employees.

            (iv)    Legal Fees and Expenses. The Company shall, or shall cause a member of the Company Group to, also pay you in cash all legal fees and expenses, if any, incurred by you in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement if such expenses are incurred on or prior to the December 31 of the second calendar year following the calendar year in which the Date of Termination occurs, such payment(s) to be made on or before the December 31 of the third calendar year following the calendar year(s) in which the Date of Termination occurs; provided, however, that the amount of the payments and reimbursements under this Section 3(a)(iv) shall not exceed $100,000; and provided, further, that no such legal fees or expenses shall be reimbursed if it is determined by the applicable arbitral panel or other tribunal that your claim is entirely without merit. Furthermore, nothing shall prohibit the arbitral panel or other tribunal from awarding legal fees in excess of $100,000 if, in the interests of fairness and equity, the arbitral panel or other tribunal deems such award appropriate. The right to receive payments and reimbursements under this Section 3(a)(iv) is not subject to liquidation or exchange for any other benefit.

        (b)    No Mitigation. You shall not be required to mitigate the amount of any payment or benefit provided for in this Section 3 by seeking or obtaining other employment or otherwise.

4.Equity Incentive Awards.

        (a)    Options. Subject to your timely execution and non-revocation of the Release and notwithstanding the terms of the Company’s equity incentive plan governing such options, all outstanding options granted to you under the Company’s equity incentive plans shall vest and become exercisable if your employment is terminated without Cause or you resign your employment for Good Reason during the Covered Period; provided, however, that if the surviving or acquiring entity does not provide for the substitution or assumption of the outstanding options, your outstanding options shall immediately become exercisable upon a Change in Control. If no such termination or resignation occurs during the Covered Period and the outstanding options are substituted or assumed, your outstanding options shall continue to vest pursuant to the terms of the Company’s equity incentive plans or applicable award agreement.

        (b)    Restricted Stock, Restricted Stock Unit Awards and Deferred Stock Unit Awards. Subject to your timely execution and non-revocation of the Release and notwithstanding the terms of the Company’s equity incentive plan governing such restricted stock and deferred stock unit awards, all restricted stock, restricted stock unit awards and deferred stock unit awards granted to you under the Company’s equity incentive plans shall immediately vest and be settled, become payable and/or become free from restriction if your employment is terminated without Cause or you resign your employment for Good Reason during the Covered Period; provided, however, that if the surviving or acquiring entity does not provide for the substitution or assumption of outstanding restricted stock, restricted stock unit awards or deferred stock unit awards, your outstanding restricted stock, restricted stock unit awards and deferred stock unit awards shall immediately vest and be settled, become payable and/or become free from restriction upon a Change in Control. If no such termination or resignation occurs during the Covered Period and the outstanding restricted stock, restricted stock unit awards or deferred stock unit awards are substituted or assumed, your restricted stock, restricted stock unit awards and deferred stock unit awards shall continue to vest in accordance with the terms of the Company’s equity incentive plans or applicable award agreement.

(c)Performance-Based Restricted Stock Unit Awards. Each award of performance restricted stock units shall vest in accordance with the terms of the Company’s equity incentive plan governing such award and the applicable award agreement between you and the Company if your employment is terminated without Cause or you resign your employment for Good Reason during the Covered Period.

5. Successors; Binding Agreement.

        (a)    Assumption By Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

        (b)    Enforceability By Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.Nonsolicitation; Confidentiality; Nondisparagement.

        (a)    Nonsolicitation. For two years following your Date of Termination, you shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company Group: (i) solicit or endeavor to entice away from the Company Group, any person or entity who is, or, during the then most recent 12-month period, was, employed by, or had served as an agent or key consultant of, the Company Group, or (ii) solicit or endeavor to entice away from the Company Group any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to your general knowledge or the public’s general knowledge) to become a customer or client) of the Company Group.

(b)Confidentiality. Except as otherwise provided in Section 6(d), on and after the date of this Agreement, you shall not, except in the performance of your obligations to any member of the Company Group hereunder or as may otherwise be approved in advance by the Board, directly or indirectly, disclose or use (except for the direct benefit of the Company Group) any confidential information that you may learn or have learned by reason of your association with the Company Group, any customer or client of the Company Group. The term “confidential information” includes all data, analyses, reports, interpretations, forecasts, documents and information in any form concerning or otherwise reflecting information and concerning the Company Group and its affairs, including, without limitation, with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, but shall exclude any portion of such information that (i) was acquired by you prior to your employment by, or other association with, the Company Group or any affiliated or predecessor entity, (ii) is or becomes generally available to the public or is generally known in the industry or industries in which the Company Group or any customer or client of the Company Group operates, in each case other than as a result of disclosure by you in violation of this Section 6 or (iii) you are required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. As used in this Section 6, an “affiliate” of a person or entity is a person or entity in control of, controlled by, or in common control with, such first person or entity. For the avoidance of doubt, notwithstanding anything contained in this Agreement, you have the right under federal and state law to certain protections for cooperating with or reporting legal violations to various governmental entities.

(c)Nondisparagement. Except as otherwise provided in Section 6(d), to the maximum extent permitted by applicable law, you agree, with respect to the Company Group, that you will not criticize, denigrate, or otherwise disparage the Company Group or any of their products, services, processes, experiments, policies, practices, corporate structure or organization, marketing methods, standards of business conduct, or areas or techniques of research (orally or in writing or in any medium, including via blogging or otherwise via the internet), and you will not do anything that portrays the Company Group in a negative light or that might injure the Company Group’s business, affairs or reputation.

(d)Whistlblower Rights. No provision of this Agreement prohibits you or is intended to prohibit you from filing a charge with, reporting violations to or cooperating or participating in an investigation with, any governmental entity or disclosing this Agreement to any governmental entity in connection therewith, and you may do so without disclosure to the Company Group. Further, you need not inform the Company Group now whether you have already engaged in any of such protected whistleblower activities, nor will the Company Group ask you to represent to us that you have not done so. The Company Group may not retaliate against you for any of these activities, and nothing in this Agreement would require you to waive any monetary award or other payment that you might become entitled to from any governmental entity.

You understand that the provisions of this Agreement prohibiting the disclosure of confidential information, including trade secrets, do not apply to any disclosure which qualifies fully under the provisions of the Defend Trade Secrets Act of 2016 which are codified at 18 U.S.C. § 1833(b). Accordingly, you understand that you have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Furthermore, you understand that you have the right to disclose trade secrets in a document filed in a lawsuit for retaliation against such reporting, but only if (i) the filing is made under seal and (ii) the trade secret is not disclosed except pursuant to a court order. For the avoidance of doubt, you acknowledge that nothing in this agreement is intended to conflict with the provisions of 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

        “Accounting Firm” shall mean the then-current independent registered public accounting firm of the Company or, if such firm is unable or unwilling to perform such calculations, such other national registered public accounting firm as shall be designated by agreement between you and any member of the Company Group.

        “Cause” shall mean the willful engaging by you in criminal or fraudulent acts or gross misconduct that is demonstrably and materially injurious to the Company or the Company Group, monetarily or otherwise. No act or failure to act on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company or the Company Group. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in the first sentence of this subsection and specifying the particulars thereof in detail.

        “Change in Control” shall mean the happening of any of the following:

        (a)    The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that any acquisition by (x) any non-corporate shareholder of the Company who owned 10% or more of the Outstanding Company Common Stock as of the effective date of the initial registration of an offering of stock under the Securities Act of 1933, (y) the Company or any of its affiliates or subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or

        (b)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such effective date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

        (c)    Consummation of a reorganization, merger, consolidation or similar transaction involving the Company (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not own beneficially, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

        (d)    A complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directions is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

    Notwithstanding the foregoing, with respect to any amounts payable under this Agreement that are subject to Section 409A of the Code where the payment is to be accelerated in connection with the Change in Control, no event(s) set forth above shall constitute a Change in Control for purposes of the Agreement unless such event(s) also constitutes a “change in the ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A of the Code.

            “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any successor provisions thereto.

        “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

        “Company Group” shall mean the Company and its subsidiaries, affiliates, successors and assigns.

        “Date of Termination” shall be the date on which you experience a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations) from any member of the Company Group upon the termination of your employment by any member of the Company Group without Cause or by you for Good Reason. Such Date of Termination shall be the date specified in the Notice of Termination (which, in the case of a termination by any member of the Company Group without Cause shall not be less than 30 days, and in the case of a resignation by you for Good Reason shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given); provided, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

        “Good Reason” shall mean, without your express written consent, any of the following:

        (a)    The assignment to you of any duties inconsistent with your status as an executive officer of the Company or an adverse alteration in the nature or status of your duties, responsibilities, authorities, reporting relationships or titles from those in effect immediately prior to the Change in Control;

        (b)    A reduction by any member of the Company Group in your annual base salary as in effect on the date hereof or as the same may be increased from time to time; a failure by any member of the Company Group to increase your salary at a rate commensurate with that of other key executives of any member of the Company Group; a reduction in your annual bonus (expressed as a percentage of base salary) below the target in effect for you immediately prior to the Change in Control; or any adverse change in your long-term incentive opportunities in comparison to those in effect prior to the Change in Control;

        (c)    The relocation of your principal place of work to any location (other than the Company Group’s main headquarters) that is more than 50 miles from your principal place of work on the date of the Change in Control (except for required travel on the Company Group’s business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control), or in the event you consent to any such relocation, any member of the Company Group’s failure to provide you with all of the benefits of the Company Group’s relocation policy as in operation immediately prior to the Change in Control;

        (d)    The failure by any member of the Company Group to continue in effect any compensation plan, including, but not limited to, incentive or deferred compensation plans, in which you participate or the failure by any member of the Company Group to continue your participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

        (e)    The failure by the any member of the Company Group to continue to provide you with benefits at least as favorable as those enjoyed by you under any of the Company Group’s retirement, life insurance, medical, health and accident, disability or savings plans in which you were participating at the time of the Change in Control; the taking of any action by any member of the Company Group that would directly or indirectly reduce any of such benefits or deprive you of any perquisite enjoyed by you at the time of the Change in Control including without limitation, the use of a car, secretary, office space, telephones, expense reimbursement and club dues; or the failure by any member of the Company Group to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with any member of the Company Group in accordance with the Company Group’s normal vacation policy in effect at the time of the Change in Control;

        (f)    The failure of any member of the Company Group to pay you any amounts of salary, bonus, benefits or expense reimbursement then owed to you or the failure of any member of the Company Group to adhere to its payroll and other compensation schedules in place just prior to the Change in Control, including, but not limited to, the failure to pay any installment of deferred compensation under any deferred compensation plan or program of the Company Group, within seven (7) days of the date the compensation is due;

        (g)    The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof or, if the business of the Company for which your services are principally performed is sold at any time after a Change in Control, the purchaser of such business shall fail to agree to provide you with the same or a comparable position, duties, compensation and benefits (as described in subsections (d) and (e) above) as provided to you by any member of the Company immediately prior to the Change in Control; or

        (h)    Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 (and, if applicable, the requirements set out in the definition of “Cause” above); for purposes of this Agreement, no such purported termination shall be effective.

    Your right to terminate your employment for Good Reason will not be affected by your incapacity due to physical or mental illness. Your continued employment will not constitute a waiver of rights with respect to any act or failure to act that constitutes Good Reason.

        “Payment” means (i) any amount due or paid to you under this Agreement, (ii) any amount that is due or paid to you under any plan, program or arrangement of the Company Group, and (iii) any amount or benefit that is due or payable to you under this Agreement or under any plan, program or arrangement of the Company Group not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G in determining the amount of the “parachute payments” received by you, including, without limitation, any amounts which must be taken into account under the Code and Section 280G as a result of (x) the acceleration of the vesting of options, restricted stock or other equity awards, (y) the acceleration of the time at which any payment or benefit is receivable by you or (z) any contingent severance or other amounts that are payable to you.

        “Section 280G” shall mean Section 280G of the Code or any successor provision thereto, and any regulations promogulated thereunder.

        “Taxes” shall mean the federal, state and local income taxes to which you are subject at the time of determination, calculated on the basis of the highest marginal rates then in effect, plus any additional payroll or withholding taxes to which you are then subject.

8.Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to, the Chief Executive Officer or the General Counsel, Boston Scientific Corporation, 300 Boston Scientific Way, Marlborough, MA 01752-1234, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

10.Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, the payments and benefits provided under this Agreement are intended to comply with or be exempt from Section 409A of the Code, and the provisions of this Agreement shall be interpreted or construed with that intent. The Company may, or may cause a member of the Company Group to, modify the payments and benefits under this Agreement at any time solely as necessary to avoid adverse tax consequences under Section 409A of the Code; provided, however, that this Section 10 shall not create any obligation on the part of the Company to make such modifications or take any other action. If you are a “specified employee” as hereinafter defined at the time of the Date of Termination, any and all amounts payable in connection with your termination of employment (including amounts payable under Section 3) that constitute deferred compensation subject to Section 409A of the Code, as determined by the Executive Compensation and Human Resources Committee (the “Committee”) in its sole discretion, and that would (but for this sentence) be payable within six months following the Date of Termination, shall instead be paid on the date that follows the Date of Termination by six months and one day (the “Specified Employee Payment Date”). The provision of benefits pursuant to Section 3(a)(ii) that constitute deferred compensation under Section 409A of the Code will not be provided in-kind during the first six months following the Date of Termination, but rather will be continued by your payment of any applicable premiums for which you will be reimbursed on the Specified Employee Payment Date. The provision of in-kind benefits will commence on the Specified Employee Payment Date in accordance with Section 3(a)(ii)(2). For purposes of this Agreement, the term “specified employee” means an individual who is determined by the Committee to be a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.

11.Reduction of Severance Payments if Reduction Would Result in Greater After-Tax Amount. Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G, and the net after-tax amount of the parachute payment, including any applicable excise taxes under Section 4999 of the Code, is less than the net after-tax amount if your aggregate payment were three times your “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the Severance Payments shall be sufficiently reduced to ensure that the aggregate value of the amounts constituting the parachute payment will equal three times your base amount, less $1.00. The determinations to be made with respect to this Section 11 shall be made by an Accounting Firm.

12. 12.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. 13.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    14.     Survival. The respective rights and obligations of you under Section 6 shall survive the Term, any termination of this Agreement and the termination of your employment after a Change in Control to the extent necessary to the intended preservation of such rights and obligations.

15. 15.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. You shall be entitled to legal fees and expenses relating to an arbitration in accordance with the terms of Section 3(a)(ii)(2) of this Agreement.

16. 16.    No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of any member of the Company Group or change the at-will nature of your employment.

17. 17.    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

BOSTON SCIENTIFIC CORPORATION

By                _______________________
Michael F. Mahoney                    Date
Chair and CEO

The foregoing is accepted and agreed to.

[Insert Name]            Date

EXHIBIT A

RELEASE AGREEMENT

I am a party to an agreement with Boston Scientific Corporation (the “Company”), dated [Insert Date] entitled Change in Control Agreement (the “Change in Control Agreement”). I acknowledge that this is the Release Agreement required by the Company pursuant to Sections 3 and 4 of the Change in Control Agreement as a condition of my eligibility for the Severance Payment (as defined in the Change in Control Agreement) (the “Consideration”).

1.Release of Claims. In consideration of and in exchange for the commitment of the Company to provide the Consideration, I, for myself, my heirs, administrators, executors and assigns agree to release and forever discharge the Company and its subsidiaries, affiliated companies, successors and assigns, and the current and former employees, officers, directors, shareholders (but only in their capacity as shareholders of the Company) and agents of each of the foregoing (the “Released Parties”), from any and all claims, agreements, obligations, injuries, damages, causes of action, debts or liabilities (together “Claims”), including, without limitation, Claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other federal, state, local or foreign law, that I may have, may have ever had or may possess in the future, whether known or unknown, against any of the Released Parties, arising out of (i) my employent relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that I do not release, discharge, or waive any rights to payments and benefits under the Change in Control Agreement that are contingent upon my execution of this Release Agreement.

2.Consideration of Release Agreement. I understand that I have had the opportunity, in accordance with ADEA, if I so desired, to take up to twenty-one (21) days to consider this Release Agreement. I agree that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period. I further acknowledge that I have been advised to consult with an attorney prior to executing this Release Agreement.

3.Revocation Period. I understand that, in accordance with ADEA, I will have seven (7) days following my signing of this Release Agreement in which to revoke this Release Agreement by a written notice to be received by the

Company’s Senior Vice President, Secretary and General Counsel no later than the end of such seven-day period. I understand that this Release Agreement shall not become effective until the revocation period has expired.

4.Receipt of Payment. I acknowledge that I have received payment for all salary, vacation pay and other compensation due to me based on my employment with the Company to and including the most recent regular payroll date of the Company preceding the date of my signing the Release Agreement.

5.No Admission. I understand and agree that this Release Agreement is not to be construed as an admission of liability by the Released Parties.

6.Miscellaneous Provisions. I agree that this Release Agreement shall be subject to Sections 8, 9, 10, 11, 12 and 14 of the Change in Control Agreement.

7.Full Review of Release Agreement. My signature below confirms that I have carefully read and reviewed this Release Agreement. I fully understand all of its terms and conditions and have not relied upon any other representation by the Company or the employees or agents of the Company concerning the terms of this Release Agreement. I execute and deliver this Release Agreement freely and voluntarily.

UNDERSTOOD, ACCEPTED AND AGREED

________________________________
[Insert Name]
Date:

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